Isle of Capri Casinos, Inc. President and COO Steps Down

ST. LOUIS, Mo., January 11/PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (NASDAQ:ISLE) announced today that Tim Hinkley, president and chief operating officer, is stepping down. The Company is initiating a comprehensive search for his replacement.

“We are tremendously grateful for Tim’s visionary leadership and unparalled contribution to our growth over the past 17 years. Tim has successfully led our Company through a period of significant evolution and development, fostering our unique culture and spearheading the next generation of the Isle brand. Tim did an unbelievable job leading the company through the hurricanes of 2005, and reopening our properties in record time. He brought hope and encouragement to everyone affected by the storms. From his initial role as general manager at our first casino in Biloxi, Miss. to serving as president and COO, he has positioned the Company for the future. I am saddened by Tim’s decision to leave Isle of Capri and we wish him well,” said Bernard Goldstein, chairman and chief executive officer.

Hinkley will remain in his current role until a replacement is named.

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Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 13 casinos in 11 locations. The company owns and operates riverboat and dockside casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The company also owns a 57 percent interest in and operates land-based casinos in Black Hawk (two casinos), Colorado. Isle of Capri's international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England. The company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Allan B. Solomon, Executive Vice President - 561.995.6660

Donn Mitchell, Chief Financial Officer - 314.813.9319

Jill Haynes, Director of Corporate Communication - 314.813.9368

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com . Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com .

SOURCE Isle of Capri Casinos, Inc.